Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

AMN Healthcare Services, Inc.:

We consent to the use of our reports dated February 21, 2014, with respect to the consolidated balance sheets of AMN Healthcare Services, Inc. (the Company) and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule of valuation and qualifying accounts, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference, which reports appear in the Annual Report on Form 10-K of AMN Healthcare Services, Inc. for the year ended December 31, 2013. Our report over the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 includes an explanatory paragraph stating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, the internal control over financial reporting of ShiftWise, Inc. (ShiftWise) associated with total net assets of approximately $39.5 million as of December 31, 2013 and total revenues of approximately $1.4 million for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of ShiftWise.

/s/ KPMG LLP

San Diego, California

March 11, 2014